Exhibit 10.1

July 29, 2019

Charles S. Ence

5861 S Albion Ct

Greenwood Village, CO 80121

Dear Mr. Ence,

On behalf of Relmada Therapeutics, Inc: (the “Company”), I am pleased to offer you the consulting position of Chief Financial Officer. As Chief Financial Officer of the Company you shall be a named executive officer. Speaking for myself, as well as the other members of the management team, we are all impressed with your credentials and look forward to your future success in this position. The terms of your consulting relationship are set herein (“Consulting Letter”).

1. Position. The terms of your new position with the Company are as set forth below:

(a) You shall serve as Chief Financial Officer of the Company with such responsibilities duties and authority as are assigned to you by the Chief Executive Officer (“the “CEO”), Sergio Traversa. You shall report directly to the CEO and shall perform your duties for the Company remotely or at the Company’s offices, except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The corporate headquarters office is located in New York City.

(b) Consultant shall faithfully devote his full business/working time, attention and energy to the business and affairs of the Company and the performance of his duties, which may be modified periodically by the Office of the CEO and to use his best efforts to perform such responsibilities faithfully and efficiently. Without limiting the generality of the foregoing paragraph, the Consultant may join professional associations and otherwise be involved with any other business activities, to the extent that, in the reasonable judgment of the Office of the CEO, such other business pursuits and activities do not (i) interfere in any material respect with Consultant’s ability to discharge Consultant’s duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) violate the Conflicts provision of Consultant’s Non-Disclosure Agreement.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on July 29, 2019 (“Start Date”). The Company has the right to withdraw the offer contemplated by this Consulting Letter Agreement if you are unable to fulfill the Start Date requirement.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our consulting relationship with you may be terminated.

4. Compensation.

(a) Base Consulting Fee. You will be paid a monthly base consulting fee of twenty thousand dollars ($20,000), which will be paid in accordance with the Company’s regular payroll practices.

(b) Performance Cash Bonus. You shall be entitled to a cash bonus in the amount of 50% of your total Base Consulting Fee, that is contingent on the Company being approved to uplist its common stock to the Nasdaq stock exchange. Such bonus shall then be payable on January 31, 2020 so long as you are a consultant of the Company at such time.

(c) Equity Grant. The Board has agreed to grant to you on the date of this Agreement 100,000 options to purchase common stock under the Company’s current Stock Option and Equity Incentive Plan. The options shall vest on January 31, 2020, so long as you are a consultant of the Company at such time and the Company has been approved to uplist its common stock to the Nasdaq stock exchange. The grant is subject to final approval by the Board. The options will have an exercise price equal to the closing price of the Company’s common stock on the Start Date, as quoted on the OTCQB under the symbol RLMD. The options have a term of 10 years starting from the first day of your consulting relationship with the Company.

5. Expenses.

Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of the consulting relationship with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

7. Term. This Agreement will commence as of the date hereof and shall continue for a period until January 31, 2020 (the “Initial Term”) therefrom and shall automatically renew for successive three-month periods (each, an “Additional Term” and, collectively with the Initial Term, the “Term”) unless terminated in accordance with this Section 7.  This Agreement may be terminated by the Company at any time, upon thirty (30) days’ written notice to you.  This Agreement may be terminated by you by giving the Company no less than thirty (30) days’ written notice of such termination prior to the end of such Initial Term or Additional Term with such termination being effective at the end of the Initial Term or Additional Term, as the case may be. If the Company terminates this agreement before January 31, 2020, without cause, the 50% cash bonus will be paid, and the 100,000 options will vest.

8. Arbitration. This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 6 or Section 8, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within New York, New York) is to be settled by arbitration in New York, NY in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

9. Miscellaneous. This Consulting Letter, together with the Confidentiality Agreement, sets forth the terms of your consulting relationship with the Company and supersedes any prior representations or agreements, whether written or oral. This Consulting Letter may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Consulting Letter will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Consulting Letter. This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Consultant. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

10. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	880 Third Avenue, 12th Floor
New York, NY 10020
Email address: st@relmada.com

If to you:	5861 S Albion Ct
Greenwood Village, CO 80121
Email address: chuckence@gmail.com

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

RELMADA THERAPEUTICS, INC.		CHARLES S. ENCE

By:	/s/ Sergio Traversa	/s/ Charles S. Ence
Sergio Traversa, CEO